Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of SkyPeople Fruit Juice, Inc. of our report dated March 31, 2015, with respect to the consolidated balance sheet of SkyPeople Fruit Juice, Inc. as of December 31, 2014, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the December 31, 2014 annual report on Form 10-K of SkyPeople Fruit Juice, Inc.

/s/ ARMANINO LLP

San Ramon, California

August 14, 2015